June 25, 2004



IMPORTANT NOTICE CONCERNING YOUR RIGHTS UNDER EL PASO CORPORATION
RETIREMENT SAVINGS PLAN

Dear Participant:

This  notice is to inform you that the El Paso Retirement Savings
Plan (the "Plan") is temporarily suspending your ability to make additional investments in the company stock fund under the Plan.

As a result of this change, you temporarily will be unable to make future contributions to or transfer other investment funds into the company stock fund under the Plan. This suspension DOES NOT affect your ability to maintain or transfer the investment that you may currently have in your company stock fund, which you may continue to do at your discretion (subject to any insider trading restrictions). Further, El Paso's matching cash contributions for current employees will continue and will be made into the investment funds that participants elect, subject to the restriction on the company stock fund.

In summary, this change has the following impact:

     1. You may not have future contributions (nor the company match) invested in the company stock fund;

     2. You may not transfer amounts out of other investments into the company stock fund; and

     3. If you have a loan under the Plan, then any loan repayments will be invested in the same accounts as your future contributions (which is the same process as in the past), adjusted for the restriction related to the company stock fund.

If you currently have contributions going into the company stock fund, those contributions and the applicable company match will be made into the PRIMCO Income Fund, effective Tuesday, June 29, 2004. If you would prefer to have those future contributions and the company match go into an investment other than the PRIMCO Income Fund, then you must change your contribution investments by 5:00 p.m. central time on Monday, June 28, 2004. After that date, you may change future contribution investments and reallocate those contributions and investment balances at anytime, subject to the restrictions above.

The period from this notice until you can once again invest in the company stock fund, is called a "blackout period." Whether or not you are planning retirement in the near future, we encourage you to carefully consider how this blackout period may affect your retirement planning, as well as your overall financial plan, including the appropriateness of your current investments in light of your inability to fully direct or diversify those investments during the blackout period.

As you may recall, in a letter to all participants dated May 11, 2004, the Plan Committee notified Plan participants of the current status of the El Paso Corporation (NYSE: EP) Annual Report on Form 10-K for the fiscal year ended December 31, 2003. As of the date of this letter, El Paso has not yet filed its 2003 10-K and its Periodic Report on Form 10-Q for the 1st quarter of 2004 is now past due as well. These filings have not been made because El Paso is in the process of restating its financial statements for prior periods, and have resulted in the company being out of compliance with filing requirements under many of its debt obligations. While the company is working diligently to file its financials, it has become necessary to suspend all new investments in the company's stock fund under the Plan.
Therefore, the blackout period for the Plan will begin immediately with respect to any allocations of other investment funds into the company stock fund, and on Tuesday, June 29, 2004 with respect to future contributions, and shall remain in effect until El Paso and its subsidiaries become current with their Securities Exchange Act filings (such as its 2003 10-K and 1st quarter 2004 10-Q).

For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments. You should be aware that there is a risk to holding substantial portions of your assets in the securities of any one company, as individual securities tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds.

Federal law generally requires that you be furnished notice of a blackout period at least 30 days in advance of the last date on which you could exercise your affected rights immediately before commencement of any blackout period in order to provide you with sufficient time to consider the effect of the blackout period on your retirement and financial plans. Notwithstanding this advance notice requirement, given the delay in El Paso becoming current on its SEC filings, the Plan Committee, in exercising its fiduciary responsibilities, determined that it was necessary to suspend further investment by Plan participants in the company stock fund prior to waiting the 30 days.

Other than the restrictions set forth above, your decision to maintain or change an investment election remains entirely yours. This letter is not intended to provide investment advice regarding the company's stock fund or any other investment under the Plan. You will be notified when the suspension period has ended, and new investments become available into the company stock fund under the Plan. In the meantime, you can access information about the company at its website:www.elpaso.com.

We apologize for any inconvenience this may cause you, and we will notify you when the company and its subsidiaries become current on their filing obligations and this blackout period ends. At that time, we will provide more information on how you may, if you choose, again allocate to the company stock plan.

If you have any questions concerning this notice, please contact the El Paso Benefits Center at 1-888-223-3338, or write to the Benefits Department, El Paso Corporation, P.O. Box 2511, Houston, Texas 77252-2511 or by calling Linda Camarillo at 713-420-4445 or Dom Lanzillotti at 713-420-4558.

El Paso Corporation Retirement Savings Plan Committee